EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Form S-8 pertaining to the Energy and Water Development Corp. 2022 Long Term Incentive Plan, as filed with the SEC, of our audit report dated April 14, 2022 on the consolidated balance sheets of Energy and Water Development Corp. as of December 31, 2021, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the year ended December 31, 2021, and the related notes to the financial statements.

/s/ TAAD LLP

Diamond Bar, California

October 28, 2022